Exhibit 21.1

LIST OF SUBSIDIARIES

The active subsidiaries of SunLink Health Systems, Inc. are listed below, do business under the name under which they are organized, and are included in the consolidated financial statements of the Company. The names, jurisdiction of incorporation of such subsidiaries, and percentage of voting securities owned by the Company are set forth below.

Name of Subsidiary	Jurisdiction in Which Incorporated	Percentage of Voting Securities Owned
KRUG Properties Inc.	Ohio	100	% (1)
SunLink Services, Inc.	Georgia	100%
Optima Healthcare Corporation	Georgia	100%
SunLink Healthcare Corp.	Delaware	100%
KRUG International (UK) Ltd.	United Kingdom	100%
Bradley International Holdings Limited	United Kingdom	100	% (2)
Klippan S.A.R.L.	France	100	% (1)(3)
Klippan GmbH	Germany	100	% (1)(3)
Southern Health Corporation	Georgia	100	% (4)
Dexter Hospital, Inc.	Delaware	100	% (4)
Clanton Hospital, Inc.	Delaware	100	% (4)
Southern Health Corporation of Jasper, Inc.	Georgia	100	% (5)
Southern Health Corporation of Houston, Inc.	Georgia	100	% (5)
Southern Health Corporation of Ellijay, Inc.	Georgia	100	% (5)
Southern Health Corporation of Dahlonega, Inc.	Georgia	100	% (5)
Pickens Health Care Association, Inc.	Georgia	100	% (5)
Southeastern Healthcare Alliance, Inc.	Georgia	100	% (5)

(1)	Subsidiaries included within discontinued operations.
(2)	Subsidiary of KRUG International (UK) Ltd.
(3)	Subsidiaries of Bradley International Holdings Ltd.
(4)	Subsidiaries of SunLink Healthcare Corp.
(5)	Subsidiaries of Southern Health Corporation